As filed with the Securities and Exchange Commission on August 8, 2016

Registration No. 333-205922

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT No. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Bankwell Financial Group, Inc.

(Exact Name of Registrant as specified in its Charter)

Connecticut	6022	20-8251355
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or organization)	Classification Code)	Identification Number)

220 Elm Street

New Canaan, Connecticut 06840

(203) 652-6300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ernest J. Verrico, Sr.

Executive Vice President and Chief Financial Officer

Bankwell Financial Group, Inc.

220 Elm Street

New Canaan, Connecticut 06840

(203) 652-6300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:

William W. Bouton III, Esq.
Hinckley, Allen & Snyder LLP
20 Church Street, 18th Floor
Hartford, Connecticut 06103
(860) 331-2626

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the Registration Statement of Bankwell Financial Group, Inc. (“Bankwell”) on Form S-3 (File No. 333-205922) filed with the Securities and Exchange Commission (the “SEC”) on July 29, 2015 and declared effective by the SEC (the “Registration Statement”), pursuant to which Bankwell registered the sale and resale of an undetermined amount of Debt Securities, Preferred Stock, Depositary Shares, Common Stock, Stock Purchase Contracts, Stock Purchase Units, Warrants and Units, for a total not to exceed of $50,000,000. On May 20, 2016, Bankwell filed a Prospectus under Rule 424(b)(7) to register Subordinated Notes (Debt Securities) to an aggregate amount of up to $25,500,000 previously issued pursuant to a private placement (the “Old Subordinated Notes”). The 424(b)(7) Prospectus and the Old Subordinated Notes’ registration was, by its terms, immediately effective.

Bankwell now seeks to deregister all of the Old Subordinated Notes previously registered as the same subordinated notes are now expected to be registered and exchanged for substantially similar new subordinated notes pursuant to a Form S-4 filed with the Commission on June 17, 2016. Accordingly, the Old Subordinated Notes are and will remain unsold under the S-3 Registration Statement as of the date hereof because of the S-4 registration. Therefore, Bankwell no longer has an obligation to keep the registration of the Old Subordinated Notes effective pursuant to the terms of its registration rights agreement with the holders of the Old Subordinated Notes. Accordingly, Bankwell is filing this Post-Effective Amendment to terminate the effectiveness of the 424(b)(7) Prospectus and, in accordance with an undertaking made by Bankwell in Part II of the S-3 Registration Statement to remove from registration, by means of a post-effective amendment, all Old Subordinated Notes that had been registered pursuant to the S-3 Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New Canaan, Connecticut, on August 8, 2016.

BANKWELL FINANCIAL GROUP, INC.
(Registrant)

/s/ Ernest J. Verrico, Sr.
Ernest J. Verrico, Sr.
Executive Vice President and Chief Financial Officer
(Principal Financial and Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date

	/s/ Christopher R. Gruseke*	President, Chief Executive Officer and Director	August 8, 2016
	Christopher R. Gruseke	(Principal Executive Officer)

	/s/ Ernest J. Verrico, Sr.	Executive Vice President and Chief Financial Officer	August 8, 2016
	Ernest J. Verrico, Sr.	(Principal Financial and Accounting Officer)

	/s/ Frederick R. Afragola*		August 8, 2016
	Frederick R. Afragola	Director

	/s/ George P. Bauer*		August 8, 2016
	George P. Bauer	Director

	/s/ Richard Castiglioni*		August 8, 2016
	Richard Castiglioni	Director

	/s/ Eric J. Dale*		August 8, 2016
	Eric J. Dale	Director

	/s/ James A. Fieber*		August 8, 2016
	James A. Fieber	Director

	/s/ Daniel S. Jones*		August 8, 2016
	Daniel S. Jones	Director

	/s/ Todd Lampert*		August 8, 2016
	Todd Lampert	Director

	/s/ Victor S. Liss*		August 8, 2016
	Victor S. Liss	Director

	/s/ Raymond W. Palumbo*		August 8, 2016
	Raymond W. Palumbo	Director

	/s/ Blake S. Drexler*		August 8, 2016
	Blake S. Drexler	Chairman of the Board

* By:	/s/ Ernest J. Verrico, Sr.
Ernest J. Verrico, Sr. Attorney-in-fact

Exhibit Index

Exhibit 24      Powers of Attorney(1)

(1) Filed as part of the Registrant’s Registration Statement on Form S-3 filed on July 29, 2015.